Exhibit 99.1

Merger Agreement with Deciphera Pharmaceuticals April 30, 2024

Cautionary Note Regarding Forward-Looking Statements This communication relates to ONO Pharmaceutical co., ltd. (“ONO”), Deciphera Pharmaceuticals, Inc (“Deciphera”) and the proposed acquisition of Deciphera by ONO (the “Proposed Transaction”) and includes express or implied forward-looking statements about the Proposed Transaction, the operations of the combined company and the anticipated benefits of the Proposed Transaction that involve risks and uncertainties relating to future events and the future performance of ONO and Deciphera. Actual events or results may differ materially from these forward-looking statements. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied: statements regarding the Proposed Transaction and related matters, closing conditions, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses; statements of targets, plans, objectives or goals for future operations, including those related to ONO’s and Deciphera’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto; statements containing projections of or targets for financial performance or other financial measures; statements regarding outcome of contingencies such as legal proceedings; and statements regarding the assumptions underlying or relating to such statements. These statements are based on current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the Proposed Transaction (including the tender offer and merger); uncertainties as to how many of Deciphera’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Proposed Transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the Proposed Transaction may not be completed in the time frame expected by ONO and Deciphera, or at all; failure to realize the anticipated benefits of the Proposed Transaction in the time frame expected, or at all; the effects of the Proposed Transaction on relationships with employees, other business partners or governmental entities; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Proposed Transaction; significant or unexpected costs, charges or expenses resulting from the Proposed Transaction; negative effects of this announcement or the consummation of the Proposed Transaction on the market price of Deciphera’s common stock and/or ONO’s or Deciphera’s operating results; unknown liabilities; the risk of litigation and/or regulatory actions related to the Proposed Transaction; global as well as local political and economic conditions, including interest rate and currency exchange rate fluctuations; delay or failure of projects related to research and/or development; unplanned loss of patents; interruptions of supplies and production, product recalls, unexpected contract breaches or terminations; government-mandated or market-driven price decreases for ONO’s or Deciphera’s products; introduction of competing products; reliance on information technology; ONO’s or Deciphera’s ability to successfully demonstrate the efficacy and safety of their drug or drug candidates; the preclinical or clinical results for ONO’s or Deciphera’s product candidates, which may not support further development of such product candidates; Deciphera’s ability to commercialize QINLOCK® and execute on its marketing plans for any drugs or indications that may be approved in the future; ONO’s, Deciphera’s, and their collaborators’ ability to continue to conduct research and clinical programs; exposure to product liability and legal proceedings and investigations; changes in governmental laws and related interpretation thereof, including on reimbursement, intellectual property protection and regulatory controls on testing, approval, manufacturing and marketing; perceived or actual failure to adhere to ethical marketing practices; investments in and divestitures of domestic and foreign companies; unexpected growth in costs and expenses; failure to recruit and retain the right employees; failure to maintain a culture of compliance; and epidemics, pandemics or other public health crises and their impact on ONO’s and Deciphera’s respective businesses, operations, supply chain, patient enrollment and retention, clinical trials, strategy, goals and anticipated milestones. A more complete description of these and other material risks can be found in Deciphera’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2023 and other documents that may be filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Schedule TO and related tender offer documents to be filed by ONO and its wholly owned subsidiary (special purpose company) (“Purchaser”), and the Schedule 14D-9 to be filed by Deciphera. Any forward-looking statements speak only as of the date of this communication and are made based on the current beliefs and judgments of ONO’s and Deciphera’s management, and the reader is cautioned not to rely on any forward-looking statements made by ONO or Deciphera. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Unless required by law, neither ONO nor Deciphera is under any duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this document, whether as a result of new information, future events or otherwise. 1/ 25

Additional Information and Where to Find It The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Deciphera, nor is it a substitute for the tender offer materials that Deciphera, ONO or Purchaser will file with the SEC. The solicitation and offer to buy Deciphera stock will only be made pursuant to an Offer to Purchase and related tender offer materials that ONO intends to file with the SEC. At the time the tender offer is commenced, ONO will file a Tender Offer Statement on Schedule TO and thereafter Deciphera will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. DECIPHERA’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF DECIPHERA SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of Deciphera at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Deciphera will be available free of charge on Deciphera’s website at https://investors.deciphera.com/sec-filings. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Deciphera files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Deciphera at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Deciphera’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov. 2/ 25

Agenda 01 Transaction Summary 02 Ono’s Growth Strategy 03 Overview of Deciphera Pharmaceuticals, Inc. 04 Strategic Rationale of Acquisition 3/ 25

01 Transaction Summary

Transaction Summary Party Deciphera Pharmaceuticals, Inc. (NASDAQ: DCPH) US $25.60 per share in cash; Total equity value of acquisition is approximately US $2.4 billion Purchase (Premium of 74.7% to Deciphera’s closing share price of US $14.65 on April 26, 2024, and premium of 68.8% Price to Deciphera’s 30 trading day volume weighted average price of as of April 26, 2024) Acquisition Cash tender offer, followed by a merger of a wholly owned subsidiary of ONO with and into Deciphera with Method/ Deciphera surviving as a wholly owned subsidiary of ONO Financing /Financed through cash on hand and bank loans; no financing contingency Transaction is conditional upon the tender of a majority of Deciphera’s outstanding shares of common stock, Closure antitrust authorities, and the satisfaction of other closing conditions Schedule Acquisition is expected to close during 2Q of ONO’ FY2024 (third calendar quarter of 2024) Pro-forma Upon completion of the Acquisition, Deciphera will operate as a standalone business of ONO Group, from its Structure headquarters in Waltham, Massachusetts Financial Impact of this acquisition on our financial performance is currently under review Impact The consolidated earnings forecast for the FY2025 scheduled to be announced on May 9 will be released without incorporating the effects of this acquisition, as it is still being reviewed. Should there be any matters that require reporting in the future, we will promptly make an announcement. 5/ 25

02 Ono’s Growth Strategy

Growth Strategy to Become Global Specialty Pharma Aiming to be a ‘Global Specialty Pharma’ that consistently delivers innovative drugs worldwide, we strategically focus on enhancing our global pipeline and realizing direct sales in the U.S. and Europe Reinforcement of pipelines and acceleration of global development Realization of direct sales in the US and Europe Expanding the pipeline in 4 key areas through collaboration Office relocated to Cambridge, Massachusetts on DATE between Research, Clinical Development, and BD / License We are building our organization for the launch of Velexbru® Building a global development organization to handle by hiring in Commercial, PV, Medical and other functions operation from clinical trials to regulatory approval in-house (currently, 120 staff in the U.S. and 50 in Europe) Oncology Immunology 3 Step2 Step Step1 Global U.S. & Europe Becoming KR & TW, Asia Expanding 4 Priority a true global Globalizing own marketing Areas company own marketing operations into operations U.S. and Europe Launched own marketing Launching development Expanding global Neurology Specialty South Korea(2015) and marketing operations development activities and Taiwan(2016) in U.S. and Europe marketing operations 7/ 25

Growth Strategy to Become Global Specialty Pharma Acquiring promising global pipelines and strengthening the overseas capability by M&A is means to accelerate our activity for growing towards a Global Specialty Pharma by realizing direct sales 1’) Development or acquisition of ANOTHER promising global pipelines 3) Building a strong global presence and reinvesting profits for further growth 2) Maximizing product value by strengthen sales expertise in U.S. and Europe 1) Development or acquisition of promising global pipelines 8/ 25

03 Overview of Deciphera Pharmaceuticals, Inc.

Deciphera Pharmaceuticals, Inc. (NASDAQ: DCPH) Company focusing on discovering, developing and commercializing new medicines for cancer, with rich pipeline of oral kinase inhibitors (founded 2003) Strong U.S. [U.S.] Waltham, Massachusetts (Headquarters), Lawrence, Kansas (Research) and European [Europe] Zug (Switzerland), Munich (Germany), Paris (France), Milan (Italy), Barcelona (Spain), Footprint Amsterdam (Netherlands) Leadership âš« Steven L. Hoerter (President, Chief Executive Officer) ® 1) line âš« QINLOCK GIST 4th /approved in >40 countries, GIST 2nd line KIT Exon 11+17/18 /Phase 3 2) Submission, cGVHD3) âš« Vimseltinib TGCT /Regulatory /Preparing for Phase 2 POC in 2H 2024 Pipeline âš« DCC-3116 KRAS G12C mutated cancer and GIST/Phase 1b âš« DCC-3084 Cancer/P1 preparation âš« DCC-3009 GIST/IND in 2024 FY 2021 FY 2022 FY 2023 Financial Revenue (in thousands USD) 96,148 134,036 163,356 Information (last 3-year) Total Equity (in thousands USD) 304,720 341,691 350,916 Equity per share (USD) 5.25 4.53 4.13 1) Gastrointestinal Stromal Tumor, 2) Tenosynovial Giant Cell Tumor, 3) chronic Graft-Versus-Host Disease 10/ 25

Deciphera’s Strong Oncology Portfolio and Compelling Pipeline Proven track records in R&D and sales with 5 proprietary first in class or best in class products and pipelines in oncology therapeutic area Product and late-stage pipelines Sales expertise in the U.S. and Europe âš« QINLOCK® : approved in >40 countries, with 2023 sales of âš« QINLOCK® : Direct sales in U.S. and 6 European countries $163M, and plan for additional indication âš« Vimseltinib : Complementary commercial opportunity with âš« Vimseltinib : planned for NDA / MAA filing in 2024 QINLOCK® , 70-80% overlap in U.S. prescribing physicians for GIST and TGCT Early-stage pipeline Propriety discovery platform âš« Proprietary 3 assets in oncology therapeutic area, âš« Proprietary Switch Control Platform allows for design of including FIC mechanism of action highly selective drug candidates âš« All compounds in clinical stage are discovered by Deciphera Experienced management team âš« Deep knowledge of market practice in U.S. and Europe with decades of expertise in biotechnology and pharmaceutical industry 11/ 25

Overview of QINLOCK® Only approved drug for 4th line GIST1) in the U.S., Europe, and other countries around the globe The most common sarcoma of the gastrointestinal tract and Product Positioning present in the stomach or small intestine Characteristic The total number of annual cases in U.S. and Europe is 4,000 ~ 5,000 patients for each2) 1st Line 2nd Line 3rd Line 4th Line Mechanism of Imatinib Sunitinib ® KIT Inhibitor/Small molecule (oral) Regorafenib QINLOCK Action Potential to Optimize Established 4L SOC 2L Therapy Based on Across All Mutations 1. GIST 4th line : Approved (US 2020, EU 2021) * Mutations Development 2. GIST 2nd line KIT exon 11+17/18 : Phase 3 * âƒ° Both granted US FDA Breakthrough Therapy Designation Approved in >40 Countries Sales Global revenue in 2023 : $163M Collaboration Zai Lab collaboration for Greater China from 2019 1) Gastrointestinal Stromal Tumor 12/ 25 2) ONO market survey in 2024

Summary of INVICTUS Study: 4th line GIST INVICTUS results showed a statistically significant improvement in PFS; clinically meaningful improvement in OS (BTD1)) Design A Phase 3, randomized, double-blind, placebo-controlled study (29 sites in 12 countries) Cohort QINLOCK® 150mg once daily (n=80), Placebo (n=40) Safety Grade 3/4 AE frequency similar in both cohorts (QINLOCK® 49.4%, Placebo 44.2%) Primary Endpoint: PFS Secondary Endpoint: OS 84% Risk Reduction 59% Risk Reduction HR=0.16 (95% CI, 0.1-0.27) HR=0.41 (95% CI, 0.26-0.65) QINLOCK® QINLOCK® Placebo Placebo 13/ 25 1) US FDA Breakthrough therapy designation, figure is cited from Blay JY et al. Lancet Oncol. (2020),von Mehren M et al. ESMO Poster Presentation (2021)

Exploratory Analysis From INTRIGUE Study: 2nd line GIST Although the primary endpoint was not achieved, the results of this exploratory analysis demonstrate the impressive clinical efficacy for QINLOCK® in patients with KIT exon 11+17/18 mutations (BTD1) ) Design A phase 3, randomized, open-label, study versus Sunitinib (121 sites in 22 countries) Cohort QINLOCK® 150mg once daily (n=226), Sunitinib 50mg once daily2) (n=227) PFS (KIT exon 11+17/18 patients) OS (KIT exon 11+17/18 patients) 78% Risk Reduction HR=0.22 (95% CI, 0.11-0.44) QINLOCK® QINLOCK® Sunitinib Sunitinib Number at risk 27 27 25 23 23 23 21 18 16 12 8 5 1 1 0 QINLOCK QINLOCK Sunitinib 25 20 18 16 16 15 10 8 8 6 5 2 0 A new Phase 3 (INSIGHT) study in 2nd line GIST patients with KIT exon 11+17/18 is ongoing 1) US FDA Breakthrough therapy designation, 2) 4weeks on, 2weeks off 14/ 25 Michael C. Heinrich et al, Nature Medicine (2024)

Market Potential of QINLOCK® QINLOCK® business is in a growth phase with rising revenue; opportunity exists for significant upside potential with new indications and continued geographic expansion Revenue increase (quarterly) Expanding distribution channel in Europe Revenue has increased steadily quarter over quarter; further Direct sales in U.S. and 6 European countries1); growth potential with new indication in 2nd line GIST with KIT Building broader distribution channel by direct sales and/or exon 11+17/18 mutations through partnering activities is continuously ongoing 1) France : Expanded Access Program / Switzerland : Named Patient Sales; 15/ 25 cited from Deciphera’s Corporate Presentation (February, 2024)

Overview of Vimseltinib

Potential best-in-class CSF1R inhibitor preparing for NDA / MAA filing for TGCT[1)] in U.S. and Europe

Characteristic	● Locally aggressive tumors in joints ● High disease burden with multiple symptoms including severe pain, limited function, swelling, and stiffness ● The total number of all cases in U.S. and Europe is 15,000 patients for each[2)] 
Mechanism of Action	CSF1R Inhibitor／Small molecule (oral)
Development	1. TGCT：Phase 3 MOTION trial met primary and all key secondary endpoints; US NDA and EU MAA filings planned Q2 and Q3 2024, respectively 2. cGVHD[3)]：Phase 2 POC study to be initiated in 2H 2024
Sales Strategy	Complementary commercial opportunity with QINLOCK®, 70-80% overlap in U.S. prescribing physicians for GIST and TGCT

Product Positioning (U.S.)


Diagnosis
surgery
recurrence
not amenable surgery
Systemic Treatment
Off-label use of Imatinib etc.
Turalio (CSF-1R inhibitor)

Succeeded from positive Phase 3 MOTION trial in this segment

Market Size in U.S. & EU


U.S. Opportunity
1,400 Incident Patients[1]
$700MM+ U.S. TAM[2]
9,000 Prevalent Patients[1]
1,300 Incident Patients[1]
Seen by Oncologists
Seen by Surgeons
E.U. Opportunity
• Comparable incidence and recurrence rates in Europe[3]
• No approved therapies

1) Tenosynovial Giant Cell Tumor
2) Deciphera's Corporate Presentation (February, 2024)
3) chronic Graft-Versus-Host Disease

16/25

Summary of MOTION Study: TGCT Demonstrated statistically significant improvement in ORR and met all six key secondary endpoints, including TVS1) and ROM2) Design A Phase 3, randomized, double-blind3), placebo-controlled study (35 sites in 13 countries) Cohort Vimseltinib 30mg twice weekly (n=83), Placebo3) (n=40) Primary Endpoint: ORR Secondary Endpoint: TVS1) Secondary Endpoint: ROM2) (at week 25) (at week 25) (at week 25) 50% 80% 67 30% 40% % p<0.0001 p<0.0001 p=0.0077 40% 60% 18.4 20% % 30% 40% 20% 10% 20% 10% 3.8% 0% 0% 0% 0% 0% Placebo Vimseltinib Placebo Vimseltinib Placebo Vimseltinib n=40 n=83 n=40 n=83 n=38 n=79 (95%CI: 0%,9%) (95%CI: 29%,51%) (95%CI: 0%,9%) (95%CI: 56%,77%) (Baseline 62.9%) (Baseline 63.0%) Above figures are edited from Deciphera‘s Earnings Conference Call materials 1) Tumor Volume Score, 2) Active range of motion, 3) Part 1: Double-Blind for 24 weeks, Part2: Open-Label (Patients had the option to cross over to Vimseltinib 30mg twice weekly) 17/ 25

Deciphera’s Pipeline

Robust Pipeline from Deciphera’s Proprietary Switch Control Platform

Pipeline	Target	Indication	Stage	Originator
QINLOCK®	KIT	GIST 4th line	Approved >40 countries (US 2020, EU 2021)	deciphera
		GIST 2nd line KIT exon 11+17/18	P3	
Vimseltinib	CSF-1R	TGCT	Regulatory Submission	deciphera
		cGVHD	P2 (2H 2024)	
DCC-3116	ULK	KRAS G12C mutated cancer and GIST	P1b	deciphera
DCC-3084	Pan-RAF	Solid Tumors and Hematologic Malignancies	P1 preparation	deciphera
DCC-3009	Pan-KIT	GIST	IND in 2024	deciphera

Switch Control Kinase Inhibitor


SWITCH POCKET
QINLOCK
ACTIVATION SWITCH LOCKED IN THE "OFF" STATE
TYROSINE KINASE

The concept is to bind both switch pocket region and the activation loop to lock the kinase in an inactive state

Deciphera’s website

18/25

Market Opportunity for Deciphera's pipeline

QINLOCK® and Vimseltinib together are expected to represent a peak worldwide revenue opportunity of $1B; upside potential expected with label expansions and advancements of other early-stage assets

DCC-3116 **DCC-3084** **DCC-3009**	DCC-3116 : Target population ～10,000 patients[4] DCC-3084 : Target population ～15,000 patients[4] DCC-3009 : Target population ～ 1,600 patients[4]
Vimseltinib	U.S. market for cGVHD is expected to grow to ～$1B[3]
	Total Addressable U.S. Market for TGCT is $700M[2]
QINLOCK®	With expanding the indication in 2nd line GIST patients with KIT exon 11+17/18 mutations, $350M ~ $400M is expected as U.S. peak revenue[1]



+α
+ ~$1B
+ ~$700M
$350～400M

1), 2) Deciphera's Corporate Presentation (February, 2024)
3) ONO market survey in 2024
4) U.S. target population estimated by ONO

19/25

Deciphera’s Strong U.S. and European Footprint R&D and CMC functions are based in the U.S., and Commercial organization is Established in the U.S. and 6 European countries (355 employees in total 1)) United States [Head Office (Development / Regulatory / Sales / BD / CMC)] Location: Waltham, MA [Research] Location: Lawrence, Kansas Europe [European Commercial Headquarters] Location: Zug (Switzerland) [European Marketing Branch] Location: Munich (Germany) / Paris (France) / Milan (Italy) / Barcelona (Spain) / Amsterdam (Netherlands) 20/ 25 1) Deciphera’s Corporate Presentation (February, 2024)

04 Strategic Rationale of Acquisition

Strategic Rationale of Acquisition The acquisition of Deciphera is a pivotal growth driver toward becoming a Global Specialty Pharma Reinforcement of âš« QINLOCK® ; launched product in U.S. and Europe âš« Secure short to mid-term revenue pipeline in oncology âš« Vimseltinib ; marketing applications in U.S. and âš« Addressing forthcoming LOE of diabetes therapeutic area Europe in Q2/Q3 2024 drugs and decrease in PD-1-related royalty âš« Multiple pipeline in clinical stage revenue Reinforcement of sales and âš« Experienced development, regulatory affairs, âš« Accelerating globalization in parallel with development team and sales / marketing teams in oncology and U.S & EU, which potentially advantage in U.S. & EU specialty field future collaboration activities Reinforcement of expertise in kinase âš« Know-how and platform with track records of âš« Contribution for mid to long-term growth drug discovery creating multiple pipelines by a research by continuing creation of pipelines organization 22/ 25

Brings Together Complementary Strength of Ono and Deciphara Accelerate growth towards Global Specialty Pharma by leveraging strength of each company Accelerate growth towards Global Specialty Pharma Expertise of sales and development Expertise of sales and development Build a more robust presence in the field of in the field of solid tumor in oncology field IO and hematologic cancer Sales Capability in Japan and Asia; Sales and development Capabilities Reinforcement of global Development Capability in Japan, in U.S. and Europe development and sales capability Asia, UK and U.S. Substantial investment Advanced expertise Continuing creation of in R&D Activities in drug discovery and development novel pipelines Investment in various modalities; Proprietary platform Bring new innovation Open innovation in the kinase field 23/ 25

Reinforcement of Global Pipeline through this transaction

Enrichment of global pipelines[1], especially in oncology field, which encourage us to strengthen franchises in the hematologic cancer and gastrointestinal areas

	PoC	PoC	Pivotal	Regulatory・Approval
Solid tumor	ONO-7475 PDAC, EGFR mut NSCLC／P1	ONO-4578 Gastric cancer／P2	Leveraging QINLOCK®'s sales infrastructure to enhance competitive advantage in the gastrointestinal field	
	ONO-8250 HER2+ solid tumor／P1	ONO-4578 CRC, PDAC, NSCLC, HER2neg BC／P1		QINLOCK® GIST／Launched
	DCC-3084 Solid tumor／P1	ONO-7914 Solid tumor／P1		Vimseltinib TGCT／Regulatory Submission
	DCC-3009 GIST／P1 preparation	DCC-3116 Solid tumor／P1		80% Overlap of sales region, enabling to leverage QINLOCK®'s sales infrastructure
Hematologic cancer／other blood disease	ONO-7018 NHL, CLL／P1		Velexbru®／ONO-4059 PCNSL／P2	Leveraging Velexbru®'s sales infrastructure to enhance competitive advantage in the Hematologic cancer and other blood disease field
	ONO-4685 T-cell Lymphoma／P1	Vimseltinib cGVHD／P2 preparation	Itolizumab[2] aGVHD／P3	
Immunology/ Specialty	ONO-4685 Autoimmune disease／P1		Velexbru®／ONO-4059 Pemphigus／P3	
Neurology	ONO-2020 Neurodegenerative disease／P1	ONO-2808 Multiple System Atrophy／P2		
	ONO-1110 Pain／P1	ONO-2910 Diabetic polyneuropathy, Chemotherapy-Induced Peripheral Neuropathy／P2		

1) Compounds currently developed or potentially developed in future in U.S. and EU
2) Equillium grants Ono an option to purchase right to Itolizumab in territories including U.S., Canada, Australia, and New Zealand in December 2022

24/25

Growth Strategy to Become Global Specialty Pharma Counteracting the patent cliff and reinforcing our business capability in U.S and Europe, we expect to implement more global licensing deals or M&A to accelerate growth towards Global Specialty Pharma Booking QINLOCK® sales; Continuous pipeline Multiple opportunities Further growth with Reinforcement sales creation by R&D for global deal multiple opportunities capability in U.S. & EU Synergy for global deal Approval of Vimseltinib; Approval of other Label expansion of QINLOCK® pipeline from Deciphera Strategic growth after this transaction Ono Standalone growth Launch of Velexbru®; Itolizumab business Growth; Launch with multiple Initiate direct sales Establish PoC with ONO assets in U.S. & EU multiple ONO assets FY2024 Note: This image is for illustration purposes only and does not represent actual sales figures or timelines 25/ 25

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